Exhibit 10.14

[WEST LOGO TO APPEAR HERE]

To:	Mike M. Sturgeon
From:	Nancee R. Berger
Date:	February 10, 2003

Re:	2003 Compensation Plan

Your 2003 compensation plan (“Plan Year”) for your employment as Executive Vice President, Sales & Marketing for West Corporation (the “Company”) is as follows:

1.	Your base salary will be $190,000. Should you elect to voluntarily terminate your employment, you will be compensated for your services through the date of your actual termination per your Employment Agreement.

2.	You will be eligible to receive a monthly performance bonus based on the Company’s 2003 revenue growth. This monthly bonus will be calculated by multiplying year-to-date revenue growth times the incentive factors indicated below. A negative calculation at the end of any given month will result in a loss carry forward to be applied to the next monthly bonus calculation. All bonuses will be paid within 30 days of the end of the month.

Rate Factor

.0023

3.	All objectives are based upon the Company’s operations and will not include revenue derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually included upon completion of the transaction.

4.	The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

By:	/s/ MIKE M. STURGEON
Employee—Mike M. Sturgeon